Exhibit 23 (ii)

To the Board of Directors
General Electric Capital Services, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33-7348) on Form S-3 of General Electric Capital Services, Inc., of our report dated February 6, 2004, relating to the statement of financial position of General Electric Capital Services, Inc. and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedules, which report appears in the December 31, 2003 annual report on Form 10-K/A Amendment No. 1 of General Electric Capital Services, Inc. Our report refers to a change in the method of accounting in 2003 for variable interest entities, a change in the method of accounting in 2002 for goodwill and other intangible assets and changes in the methods of accounting in 2001 for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

/s/ KPMG LLP

Stamford, Connecticut

March 5, 2004